Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

BY

VIRTUS INVESTMENT PARTNERS, INC.

UP TO $75,000,000 OF SHARES OF ITS COMMON STOCK

AT A PURCHASE PRICE NOT GREATER THAN $82.50

NOR LESS THAN $73.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JUNE 8, 2016, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

Virtus Investment Partners, Inc. (“Virtus,” the “Company,” “we,” “us,” or “our”) is offering to purchase for cash shares of our common stock, par value $0.01 per share (the “Shares”), at a purchase price of not greater than $82.50 nor less than $73.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal” and, together with this Offer to Purchase, as they may be amended or supplemented from time to time, the “Offer”).

We are offering to purchase Shares having an aggregate purchase price of up to $75,000,000 in the Offer. Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares tendered and the prices specified by tendering shareholders. We will select the single lowest price per Share (in multiples of $0.50) (the “Purchase Price”) within the price range for the Offer that will allow us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $75,000,000. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than $75,000,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn.

All Shares acquired in the Offer will be acquired at the same price regardless of whether the shareholder tendered at a lower price. However, because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if, based on the Purchase Price, Shares having an aggregate purchase price in excess of $75,000,000 are properly tendered and not properly withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the Expiration Date. We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the aggregate purchase price of Shares sought in the Offer, subject to applicable law. See Sections 1 and 3.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), in the event that Shares having an aggregate purchase price of more than $75,000,000 are tendered in the Offer at or below the Purchase Price, we may purchase up to an additional 2% of our outstanding Shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to purchase additional Shares, subject to applicable law. See Sections 1 and 15.

At the maximum Purchase Price of $82.50 per Share, we would purchase 909,090 Shares if the Offer is fully subscribed, which would represent approximately 11.0% of the issued and outstanding Shares as of May 6, 2016, the last full trading day before we announced our intention to make the Offer. At the minimum Purchase Price of $73.00 per Share, we would purchase 1,027,397 Shares if the Offer is fully subscribed, which would represent approximately 12.4% of our issued and outstanding Shares as of May 6, 2016.

The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to other conditions. See Section 7.

The Shares are listed on the NASDAQ Global Market LLC (the “NASDAQ”) and trade under the symbol “VRTS.” On May 6, 2016, the last full trading day before we announced our intention to make the Offer, the last reported sale price of the Shares was $74.12 per Share. On May 9, the last full trading day before we commenced the Offer, the last reported sale price of the Shares was $78.48 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8.

If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer is:

BofA Merrill Lynch

Offer to Purchase dated May 10, 2016

IMPORTANT

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER, INFORMATION AGENT OR DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER THEM. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, AND/OR OTHER FINANCIAL OR TAX ADVISOR.

If you want to tender all or part of your Shares, you must do one of the following before 5:00 P.M., New York City time, on Wednesday, June 8, 2016, or any later time and date to which the Offer may be extended:

•	if you hold Shares in your own name, complete and sign a Letter of Transmittal according to its instructions or an Agent’s Message and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to Broadridge Corporate Issuer Solutions, Inc., the Depositary for the Offer;

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•	if you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•	if you are a holder of vested stock options to purchase Shares under the Company’s Incentive and Equity Plan (as defined in Section 11), you may exercise your vested stock options and tender any of the Shares issued upon exercise in accordance with the Company’s policies and procedures for the Incentive and Equity Plan.

If you want to tender your Shares but (a) you cannot comply with the procedure for book-entry transfer by the Expiration Date or (b) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

If you are a participant in the Company’s Employee Stock Purchase Plan (“ESPP”), you may tender Shares that you have purchased through the ESPP. If you have purchased Shares through the ESPP and hold such Shares at Fidelity Stock Plan Services (“Fidelity”) (the administrator of our ESPP), contact Fidelity (at (800) 544-9354 (toll-free)) and request that Fidelity tender your Shares. If you have transferred your ESPP Shares from Fidelity to another account, such Shares will need to be tendered in the Offer from that account.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

If you wish to maximize the chance that your Shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer.” If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $73.00 per share. You should understand that this election may lower the purchase price paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $73.00 per Share. The lower end of the price range for the Offer is below the closing market price for the Shares on May 9, 2016, the last full trading day before we commenced the Offer, when the closing market price on the NASDAQ was $78.48. See Section 3.

WE ARE NOT MAKING THE OFFER TO, AND WILL NOT ACCEPT ANY TENDERED SHARES FROM, SHAREHOLDERS IN ANY JURISDICTION WHERE IT WOULD BE ILLEGAL TO DO SO. HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THE OFFER TO SHAREHOLDERS IN ANY SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE TENDER OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER IS BEING MADE ON OUR BEHALF BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E–4(D)(2) UNDER THE EXCHANGE ACT, WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the Information Agent for the Offer, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth below and on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase.

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SUMMARY TERM SHEET	i

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS	ix

INTRODUCTION	1

THE OFFER	4

1.	Aggregate Purchase Price of Shares; Priority of Purchase; Proration.	4

2.	Purpose of the Offer; Certain Effects of the Offer.	6

3.	Procedures for Tendering Shares	10

4.	Withdrawal Rights.	16

5.	Purchase of Shares and Payment of Purchase Price.	16

6.	Conditional Tender of Shares.	17

7.	Conditions of the Offer.	18

8.	Price Range of Shares; Dividends.	21

9.	Source and Amount of Funds.	22

10.	Certain Information Concerning the Company.	22

11.	Interests of Directors, Executive Officers and Affiliates; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.	23

12.	Certain Legal Matters; Regulatory Approvals.	31

13.	U.S. Federal Income Tax Consequences.	32

14.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act.	35

15.	Extension of the Offer; Termination; Amendment.	36

16.	Fees and Expenses.	37

17.	Miscellaneous.	37

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary highlights material information from this Offer to Purchase, but it does not describe the Offer to the same extent as it is described elsewhere in this Offer to Purchase. To understand the Offer fully, and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase Shares?

The issuer of the Shares, Virtus Investment Partners, Inc., is offering to purchase your Shares. See Section 1.

How many Shares is Virtus offering to purchase?

We are offering to purchase Shares having an aggregate purchase price of up to $75,000,000 in the Offer, or a lower amount if not enough Shares are properly tendered and not properly withdrawn to allow us to purchase Shares having an aggregate purchase price of $75,000,000. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than $75,000,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. See Section 1.

At the maximum Purchase Price of $82.50 per Share, we would purchase 909,090 Shares if the Offer is fully subscribed, which would represent approximately 11.0% of the issued and outstanding Shares as of May 6, 2016, the last full trading day before we announced our intention to make the Offer. At the minimum Purchase Price of $73.00 per Share, we would purchase 1,027,397 Shares if the Offer is fully subscribed, which would represent approximately 12.4% of our issued and outstanding Shares as of May 6, 2016.

In addition, if Shares having an aggregate purchase price of more than $75,000,000 are tendered in the Offer at or below the Purchase Price, we may exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to purchase additional Shares, subject to applicable law. See Section 15.

The Offer is not conditioned on any minimum number of Shares being tendered by shareholders but is subject to certain other conditions. See Section 7.

What will be the purchase price for the Shares and what will be the form of payment?

We are conducting this Offer through a procedure commonly called a “modified Dutch auction.” This procedure allows you to select the price within a price range specified by us at which you are willing to sell your Shares. The price range for the Offer is $73.00 to $82.50 per Share. See Section 1.

We will select the single lowest purchase price (in multiples of $0.50) (the “Purchase Price”) within the specified price range for the Offer that will allow us to purchase the maximum number of Shares having an aggregate purchase price of $75,000,000 or, if a lesser number of Shares are properly tendered, such lesser number of Shares as are properly tendered and not properly withdrawn. We will purchase all Shares acquired in the Offer at the Purchase Price, even if you have selected a purchase price lower than the Purchase Price, but we will not purchase any Shares tendered at a price above the Purchase Price.

If you wish to maximize the chance that your Shares will be purchased, you should check the box in the section on the Letter of Transmittal indicating that you will accept the Purchase Price we determine. You should understand that this election may lower the purchase price paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $73.00 per Share. The lower end of the price range for the Offer is below the closing market price for the Shares on May 9, 2016, the last full trading day before we commenced the Offer, when the closing market price on the NASDAQ was $78.48.

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The minimum purchase price of $73.00 per share could be below the closing market price for the Shares on the NASDAQ on the Expiration Date. See Section 3. Shareholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares.

If your Shares are purchased in the Offer, you will receive the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. The Offer is scheduled to expire at 5:00 P.M., New York City time, on Wednesday, June 8, 2016, unless the Offer is extended by us. See Sections 1 and 5.

How will Virtus pay for the Shares?

The tender offer is not subject to a financing condition. The maximum aggregate purchase price of Shares purchased in the Offer will be $75,000,000. We expect to fund the share purchases in the Offer from our existing cash and cash equivalents. See Sections 5, 7 and 9.

What is the purpose of the Offer?

We believe that the Offer represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price associated with market sales. In addition, if we complete the Offer, shareholders who do not participate in the Offer, or who retain an equity interest as a result of a partial or conditional tender of Shares or proration, will have increased their relative per share percentage ownership interest in the Company at no cost to them. See Section 2.

The Offer also provides our shareholders with an efficient way to sell their Shares without incurring brokerage commissions, solicitation fees or stock transfer taxes associated with open market sales. Furthermore, “Odd Lot Holders” (as defined in Section 1) who hold Shares registered in their names and tender all of their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable Odd Lot discounts that might otherwise be payable on sales of their shares. See Sections 1 and 2.

In determining to proceed with the Offer, our management and Board of Directors evaluated the Company’s operations, financial condition, capital needs, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources. We believe that we will have adequate cash generating capacity, and we expect that our current cash balances, anticipated cash flows from operations and borrowing capacity will exceed our capital requirements for normal operations, capital expenditures and acquisitions and other opportunities for growth that may arise. We also expect that the Offer, if completed, will be accretive to currently projected earnings per share, although there can be no assurance of this. See Section 2 for additional information about the purpose of the Offer.

How long do I have to tender my Shares?

You may tender your Shares until the Expiration Date. The Offer will expire on Wednesday, June 8, 2016 at 5:00 P.M., New York City time, unless we extend the Offer. We may choose to extend the Offer in our sole discretion at any time. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Sections 1 and 15.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline. See Section 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also terminate the Offer under certain circumstances. See Sections 7 and 16.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. See Sections 4 and 15.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived by us, on or prior to the Expiration Date, including:

•	No legal action shall have been instituted, threatened, pending or taken that challenges or affects the Offer or could reasonably be expected to materially and adversely affect our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or our ability to exercise full rights of ownership or purchase and hold some or all of the Shares purchased in the Offer;

•	No action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced that affects the Offer or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the Shares in the Offer;

•	No general suspension of trading in, or general limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;

•	No changes in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impairs in any way the contemplated future conduct of our business, shall have occurred;

•	No commencement or escalation, on or after May 9, 2016, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, nor any material escalation, on or after May 9, 2016, of any war or armed hostilities which had commenced prior to May 9, 2016;

•	No decrease of more than 10% in the market price for the Shares on the NASDAQ or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on May 9, 2016 shall have occurred;

•	No person shall have commenced, proposed, announced, made or have publicly disclosed a tender or exchange offer (other than this Offer), merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries nor shall we have entered into a definitive agreement or an agreement in principle with any person to effect a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•	No person (including a group) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before May 9, 2016), and no person or group which has made such a filing on or before May 9, 2016 shall acquire or publicly announce its proposal to acquire an additional 1% or more of our outstanding Shares. In addition, no new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding Shares;

•	No person, entity or group shall have filed a Notification and Report Form for Certain Mergers and Acquisitions under the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), reflecting an intent to acquire us or any Shares, or made a public announcement reflecting intent to take any such action;

•	No material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects shall have occurred; and

•	No determination shall have been made by us that the consummation of the Offer and the purchase of the Shares are reasonably likely to cause Shares either (1) to be held of record by less than 300 persons or (2) to be delisted from the NASDAQ or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How will the Offer affect the number of Shares outstanding and the number of record holders of Virtus?

As of May 6, 2016, the last full trading day before we announced our intention to make the Offer, we had 8,263,443 issued and outstanding Shares. At the maximum Purchase Price of $82.50 per Share, we would purchase 909,090 Shares if the Offer is fully subscribed, which would represent approximately 11.0% of the issued and outstanding Shares as of May 6, 2016. At the minimum Purchase Price of $73.00 per Share, we would purchase 1,027,397 Shares if the Offer is fully subscribed, which would represent approximately 12.4% of our issued and outstanding Shares as of May 6, 2016.

If the Offer is fully subscribed at the maximum Purchase Price and we do not exercise our right to purchase any additional Shares, we will have approximately 7,354,353 Shares outstanding following the purchase of Shares tendered in the Offer. If the Offer is fully subscribed at the minimum Purchase Price and we do not exercise our right to purchase any additional Shares, we will have approximately 7,236,046 Shares outstanding following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding will depend on the number of Shares tendered and purchased in the Offer. See Section 2.

If any of our shareholders:

•	who hold shares in their own name as holders of record, or

•	who are “registered holders” as participants in The Depository Trust Company’s (“DTC”) system whose names appear on a security position listing,

tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2.

Shareholders who do not have their Shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company. See Section 2.

Following the Offer, will Virtus continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from the NASDAQ or to stop being subject to the periodic reporting requirements of the Exchange Act.

How do I tender my Shares?

•	If you hold your Shares in your own name as a holder of record and decide to tender your Shares, you must complete and sign a Letter of Transmittal according to its instructions or an Agent’s Message and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary before 5:00 P.M., New York City time, on Wednesday, June 8, 2016, or such later time and date to which we may extend the Offer;

•	If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker, dealer, commercial bank, trust company or other nominee if you wish to tender your Shares (shareholders should note that if a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for accepting the Offer and hence we urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline). See Section 3 and the instructions to the Letter of Transmittal;

•	If you are an institution participating in DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•	If you are a holder of vested stock options to purchase Shares under the Company’s Incentive and Equity Plan, you may exercise your vested stock options and tender any of the Shares issued upon exercise in accordance with the Company’s policies and procedures for the Incentive and Equity Plan.

If you want to tender your Shares, but:

•	you cannot comply with the procedure for book-entry transfer by the Expiration Date; or

•	your other required documents cannot be delivered to the Depositary by the Expiration Date;

you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

How do holders of vested stock options for Shares participate in the Offer?

If you hold vested but unexercised stock options, you may exercise such options in accordance with the terms of the Company’s policies and procedures for the Incentive and Equity Plan and your awards and tender the Shares received upon such exercise in accordance with this Offer. An exercise of a stock option cannot be revoked for any reason even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants, the years left to exercise your stock options and the provisions for pro rata purchases by the Company described in Section 1. We encourage you to discuss the Offer with your financial and/or tax advisor or broker, if any.

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If I am a participant in the ESPP, how do I participate in the Offer?

If you are a participant in the ESPP, you are entitled to participate in the Offer and may tender Shares that you have purchased through the ESPP. If you have purchased Shares through the ESPP and hold such Shares at Fidelity, contact Fidelity at (800) 544-9354 (toll-free) and request that Fidelity tender your Shares. If you have transferred your ESPP Shares from Fidelity to another account, such Shares will need to be tendered in the Offer from that account. See Section 3.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all of the Shares that you own to participate in the Offer.

How do I withdraw Shares previously tendered?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your written notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If you have used more than one Letter of Transmittal or have otherwise tendered Shares in more than one group of Shares, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that nominee to arrange for the withdrawal of your Shares. See Section 4.

Until what time can I withdraw previously tendered Shares?

You may withdraw your tendered Shares at any time before 5:00 P.M., New York City time, on June 8, 2016, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 12:00 midnight, New York City time, on July 6, 2016. See Section 4.

In what order will tendered Shares be purchased? Will tendered Shares be prorated? What happens if more than $75,000,000 in aggregate purchase price of Shares are tendered at or below the Purchase Price?

If Shares having an aggregate purchase price of more than $75,000,000 (or such greater aggregate purchase price of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares in the following order of priority:

•	First, we will purchase all Odd Lots of less than 100 Shares at the Purchase Price from shareholders who properly tender all of their Shares owned beneficially or of record by such Odd Lot holder at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

•	Second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other holders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired Shares having an aggregate purchase price of $75,000,000; and

•

Third, only if necessary to permit us to purchase Shares having an aggregate purchase price of $75,000,000 (or such greater aggregate purchase price of Shares as we may elect to purchase, subject to applicable law), we will purchase Shares at the Purchase Price from shareholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price. See Sections 1 and 6.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you properly tender all of these Shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date, and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to proration. See Section 1.

Has Virtus or its Board of Directors adopted a position on the Offer?

Our Board of Directors has authorized us to make the Offer. However, neither we nor the Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you tender your Shares. In doing so, you should read carefully the information in this Offer to Purchase and the Letter of Transmittal, including our reasons for making the offer. See Section 2.

Will the Virtus’ directors and executive officers tender shares in the tender offer?

Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other shareholders. Our directors and our executive officers have advised us that they do not intend to tender Shares in the Offer. Bank of Montreal, which beneficially owned approximately 20.9% of our outstanding Shares as of May 6, 2016, may or may not tender Shares it owns in the Offer. The equity ownership of our directors, executive officers and affiliates who do not tender their Shares in the Offer will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer. See Section 11.

Does Virtus intend to repurchase any Shares other than pursuant to the Offer or after the Offer?

Our Board of Directors has previously authorized the purchase of up to 2.7 million Shares, of which 1,309,652 Shares remained available as of May 6, 2016 (excluding Shares to be purchased in the Offer). Shares purchased pursuant to the Offer will not reduce our existing share repurchase program. However, to the extent that purchases pursuant to the share repurchase program would cause the Bank of Montreal to beneficially own 25% or more of our outstanding Shares, we may limit or cease further purchases pursuant to the share repurchase program.

Rule 13e–4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Date. Accordingly, any additional purchases outside the Offer may not be consummated until at least ten business days have elapsed after the Expiration Date. See Sections 2 and 17.

What will happen if I do not tender my Shares?

Shareholders who choose not to tender will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. In addition, shareholders who retain an equity interest in the Company as a result of a partial or conditional tender of Shares or pro ration may also own a greater per share percentage ownership of our outstanding shares following the consummation of the Offer. See Section 2.

When and how will Virtus pay for the Shares I tender that are accepted for purchase?

We will pay the Purchase Price, net to seller in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date and the acceptance of the Shares for payment. We will announce the preliminary results of the Offer, including the Purchase Price and preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Purchase Price and begin paying for tendered Shares until approximately three business days after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 5.

What is the recent market price for the Shares?

On May 6, 2016, the last full trading day before we announced our intention to make the Offer, the last reported sale price of the Shares on the NASDAQ was $74.12 per Share. On May 9, 2016, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on the NASDAQ was $78.48. The lower end of the price range for the Offer is below the reported price per Share as of May 9, 2016. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker tenders Shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 5.

What are the U.S. federal income tax consequences if I tender my Shares?

If you are a U.S. Holder (as defined in Section 13), the receipt of cash for your tendered Shares generally will be a taxable event for you for U.S. federal income tax purposes. The receipt of cash for your tendered Shares generally will be treated for U.S. federal income tax purposes either as (a) a sale or exchange eligible for gain or loss treatment or (b) a distribution. See Section 13. If you are a Non-U.S. Holder (as defined in Section 13), the payment of cash for your tendered Shares may be subject to U.S. federal income tax withholding. See Section 3.

We advise you to consult your tax advisor with respect to your particular situation.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to you as the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact D.F. King & Co., Inc., the Information Agent for the Offer, or Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase contain statements that are forward-looking statements. All statements that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. These statements may be identified by such forward-looking terminology as “expect,” “estimate,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipate,” “forecast,” “project,” “opportunity,” “predict,” “would,” “potential,” “future,” “guarantee,” “assume,” “likely,” “continue,” “target” or similar statements or variations of such terms.

Our forward-looking statements are based on a series of expectations, assumptions and projections about our Company and the markets in which we operate, are not guarantees of future results or performance and involve substantial risks and uncertainty, including assumptions and projections concerning our assets under management, net cash inflows and outflows, operating cash flows, business plans and credit facilities, for all future periods. All of our forward-looking statements contained in this Offer to Purchase and the documents incorporated by reference in this Offer to Purchase are as of the date of this Offer to Purchase only.

We can give no assurance that such expectations or forward-looking statements will prove to be correct. Actual results may differ materially. We do not undertake or plan to update or revise any such forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this this Offer to Purchase and the documents incorporated by reference in this Offer to Purchase, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. If there are any future public statements or disclosures by us which modify or impact any of the forward-looking statements contained in or accompanying this this Offer to Purchase and the documents incorporated by reference in this Offer to Purchase, such statements or disclosures will be deemed to modify or supersede such statements in this Offer to Purchase and the documents incorporated by reference in this Offer to Purchase.

Our business and our forward-looking statements involve substantial known and unknown risks and uncertainties, including those discussed under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2015 Annual Report on Form 10-K, as well as the following risks and uncertainties: (a) any reduction in our assets under management; (b) the withdrawal, renegotiation or termination of investment advisory agreements; (c) damage to our reputation; (d) failure to comply with investment guidelines or other contractual requirements; (e) the inability to attract and retain key personnel; (f) the competition we face in our business; (g) adverse regulatory and legal developments; (h) unfavorable changes in tax laws or limitations; (i) adverse developments, or changes in our relationships with, unaffiliated subadvisers; (j) changes in key distribution relationships; (k) interruptions in service or failure to provide service by third-party service providers; (l) volatility associated with our common stock; (m) civil litigation and government investigations or proceedings; (n) the risk of capital loss associated with our investments; (o) the inability to make quarterly distributions; (p) the lack of availability of required and necessary capital on satisfactory terms; (q) liabilities and losses not covered by insurance; (r) strategic transactions; and (s) the commencement and completion of the proposed tender offer and other risks and uncertainties described in our 2015 Annual Report on Form 10-K or in any of our filings with the SEC.

Certain other factors which may impact our continuing operations, prospects, financial results and liquidity or which may cause actual results to differ from such forward-looking statements are discussed or included in the Company’s periodic reports filed with the SEC. You are urged to carefully consider all such factors.

INTRODUCTION

To the Holders of our Shares:

Virtus hereby offers to purchase Shares having an aggregate purchase price of up to $75,000,000 (or a lower amount if not enough Shares are properly tendered and not properly withdrawn to allow us to purchase Shares having an aggregate purchase price of $75,000,000) at a Purchase Price not greater than $82.50 nor less than $73.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. We will select the single lowest price (in multiples of $0.50) within the price range for the Offer that will allow us to purchase the maximum number of Shares having an aggregate purchase price of $75,000,000 (or a lower amount if not enough Shares are properly tendered and not properly withdrawn to allow us to purchase Shares having an aggregate purchase price of $75,000,000). All Shares acquired in the Offer will be acquired at the Purchase Price, even if you have selected a purchase price lower than the Purchase Price, but we will not purchase any Shares tendered at a price above the Purchase Price. Our Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the Offer.

Only Shares properly tendered at prices at or below the Purchase Price we select, and not properly withdrawn, will be purchased. However, because of the proration, “Odd Lot” priority and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price we select will not be purchased if more than the aggregate purchase price of Shares we seek are tendered. We will return any Shares that we do not purchase, including Shares that are tendered at prices in excess of the Purchase Price and not properly withdrawn and Shares not purchased because of proration or conditional tenders, in each case, promptly following the Expiration Date. See Section 3.

The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered. The Offer, however, is subject to other conditions. Our obligation to accept and pay for Shares properly tendered at or below the Purchase Price and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions. See Section 7.

Shareholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to properly tender Shares.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, AND/OR OTHER FINANCIAL OR TAX ADVISOR.

Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other shareholders. Our directors and our executive officers have advised us that they do not intend to tender Shares in the Offer. Bank of Montreal, which beneficially owned approximately 20.9% of our outstanding Shares as of May 6, 2016, may or may not tender Shares it owns in the Offer.

In accordance with the rules of the SEC, we may amend the Offer to purchase up to an additional 2% of the outstanding Shares, without extending the Expiration Date.

If Shares having an aggregate purchase price of more than $75,000,000 (or such greater aggregate purchase price of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares in the following order of priority:

•	First, we will purchase all Odd Lots of less than 100 Shares at the Purchase Price from shareholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

•	Second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other holders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired Shares having an aggregate purchase price of $75,000,000 (or such greater aggregate purchase price of Shares as we may elect to purchase, subject to applicable law); and

•	Third, only if necessary to permit us to purchase Shares having an aggregate purchase price of $75,000,000 (or such greater aggregate purchase price of Shares as we may elect to purchase, subject to applicable law), we will purchase Shares at the Purchase Price from shareholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price.

The Purchase Price will be paid net to the seller in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering shareholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of Shares by us in the Offer. Shareholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if shareholders tender Shares through such brokers or other nominees and not directly to the Depositary. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 3 regarding certain tax consequences of the Offer.

Also, any tendering shareholder or other payee who is a U.S. Holder (as defined in Section 13) and fails to complete, sign and return to the Depositary (or other withholding agent) the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal and any tendering shareholder or other payee who is a Non-U.S. Holder (as defined in Section 13) and fails to complete, sign and return to the Depositary (or other withholding agent) the appropriate IRS Form W-8, may be subject to U.S. federal income tax backup withholding (currently at a rate of 28%) of the gross proceeds paid to the shareholder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 13 regarding U.S. federal income tax consequences of the Offer.

In addition, holders of vested but unexercised stock options outstanding under the Incentive and Equity Plan (as defined in Section 11) may, subject to the terms and conditions of the Incentive and Equity Plan and the applicable award, exercise such options and tender some or all of the Shares issued upon such exercise in accordance with the Company’s policies and procedures for the Incentive and Equity Plan. See Sections 3 and 11 for more information on the Plan generally.

If you are a participant in the Company’s ESPP, you may, subject to the terms and conditions of the ESPP, tender Shares that you have purchased through the ESPP. See Section 3 for more information about the ESPP.

We will pay all fees and expenses incurred in connection with the Offer by D.F. King & Co., Inc., the Information Agent for the Offer, Broadridge Corporate Issuer Solutions, Inc., the Depositary for the Offer, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager for the Offer. See Section 16.

As of May 6, 2016, the last full trading day before we announced our intention to make the Offer, we had 8,263,443 issued and outstanding Shares. At the maximum Purchase Price of $82.50 per Share, we would purchase 909,090 Shares if the Offer is fully subscribed, which would represent approximately 11.0% of the issued and outstanding Shares as of May 6, 2016. At the minimum Purchase Price of $73.00 per Share, we would purchase 1,027,397 Shares if the Offer is fully subscribed, which would represent approximately 12.4% of our issued and outstanding Shares as of May 6, 2016.

If any of our shareholders who hold shares in their own name as holders of record or who are “registered holders” as participants in DTC’s system whose names appear on a security position listing tender their shares in full and that tender is accepted in full, the number of our record holders would be reduced.

On May 6, 2016, the last full trading day before we announced our intention to make the Offer, the last reported sale price of the Shares on the NASDAQ was $74.12 per Share. On May 9, 2016, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on the NASDAQ was $78.48. The lower end of the price range for the Offer is below the reported price per Share as of May 9, 2016. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

This Offer to Purchase and the Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the Offer.

THE OFFER

1.	Aggregate Purchase Price of Shares; Priority of Purchase; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase Shares having an aggregate purchase price of up to $75,000,000 that are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, as defined below, at a Purchase Price not greater than $82.50 and not less than $73.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. If, based on the Purchase Price, Shares having an aggregate purchase price of less than $75,000,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn (upon the terms and subject to the conditions of the Offer).

The term “Expiration Date” means 5:00 P.M., New York City time, on Wednesday, June 8, 2016. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

If the Offer is over-subscribed as described below, Shares properly tendered at or below the Purchase Price and not properly withdrawn will be subject to proration, except for Odd Lots. The proration period and, except as described herein, withdrawal rights expire at the Expiration Date.

In accordance with Instruction 3 to the Letter of Transmittal, shareholders desiring to tender Shares must either:

•	specify that they are willing to sell their Shares to us at the price determined in the Offer, or

•	specify the price, not greater than $82.50 nor less than $73.00 per Share (in multiples of $0.50), at which they are willing to sell their Shares to us in the Offer.

Promptly following the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares tendered and the prices at which they are tendered. We will select the lowest purchase price specified by tendering shareholders that will allow us to buy the maximum number of Shares having an aggregate purchase price of $75,000,000 (or a lower amount if not enough Shares are properly tendered and not properly withdrawn to allow us to purchase Shares having an aggregate purchase price of $75,000,000). All Shares purchased in the Offer will be purchased at the same Purchase Price. If tendering shareholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer.” Note that this election could result in the tendered Shares being purchased at the minimum price of $73.00 per Share.

Only Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased. However, because of the “Odd Lot” priority, proration and conditional tender provisions of the Offer, all of the Shares tendered at or below the Purchase Price will not be purchased if Shares having an aggregate purchase price of more than $75,000,000 are properly tendered and not properly withdrawn. All Shares tendered and not purchased in the Offer, including Shares tendered at or below the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering shareholders at our expense promptly following the Expiration Date.

If we (i) increase the price that may be paid for the Shares above $82.50 per Share or decrease the price that may be paid for the Shares below $73.00 per Share, (ii) increase the maximum number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares or (iii) decrease the amount of Shares that we may purchase in the Offer, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT AND PAY FOR SHARES PROPERLY TENDERED PURSUANT TO THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Priority of Purchases. If Shares having an aggregate purchase price of more than $75,000,000 (or such greater aggregate purchase price of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares in the following order of priority:

•	First, we will purchase all Odd Lots of less than 100 Shares at the Purchase Price from shareholders who properly tender all of their Shares owned at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

•	Second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other holders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired Shares having an aggregate purchase price of $75,000,000 (or such greater aggregate purchase price of Shares as we may elect to purchase, subject to applicable law); and

•	Third, only if necessary to permit us to purchase Shares having an aggregate purchase price of $75,000,000 (or such greater aggregate purchase price of Shares as we may elect to purchase, subject to applicable law), we will purchase Shares at the Purchase Price from shareholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price. As we noted above, we may elect to purchase Shares having an aggregate purchase price of more than $75,000,000 in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater aggregate purchase price.

Odd Lots. The term “Odd Lots” means all Shares tendered by any person (an “Odd Lot Holder”) who owned beneficially or of record an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. This preference is not available to partial tenders or beneficial or record holders of 100 or more Shares, even if such holders have separate accounts representing fewer than 100 shares. Odd Lots will be accepted for payment at the same time as other tendered Shares. To qualify for this priority, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. By tendering in the Offer, an Odd Lot Holder who holds Shares in its name and tenders its Shares directly to the Depositary would also avoid any applicable Odd Lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of its Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each shareholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders (excluding Odd Lot Holders), subject to conditional tenders. Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately three business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether or not to tender Shares. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer.

We believe that the Offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Share price that can result from market sales. In addition, if we complete the Offer, shareholders who do not participate in the Offer, or who retain an equity interest as a result of a partial or conditional tender of Shares or pro ration, will have increased their relative per share percentage ownership interest in the Company at no cost to them.

The Offer also provides our shareholders with an efficient way to sell their Shares without incurring brokerage commissions, solicitation fees or stock transfer taxes associated with open market sales. Furthermore, “Odd Lot Holders” (as defined in Section 1), who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable Odd Lot discounts that might otherwise be payable on sales of their shares.

In determining to proceed with the Offer, our management and Board of Directors evaluated the Company’s operations, financial condition, capital needs, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources. We believe that we will have adequate cash generating capacity, and we expect that our current cash balances, anticipated cash flows from operations and borrowing capacity will exceed our capital requirements for normal operations, capital expenditures and acquisitions and other opportunities for growth that may arise. We also expect that the Offer, if completed, will be accretive to currently projected earnings per share, although there can be no assurance of this.

In addition to those factors described above, our Board of Directors determined to conduct a “modified Dutch auction” tender offer at a price range of $73.00 to $82.50 per Share for the Shares after considering, among other things, recent stock trading ranges and volumes for the Shares and liquidity opportunities available to our shareholders.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER, INFORMATION AGENT OR DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO

WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER THEM. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, AND/OR OTHER FINANCIAL OR TAX ADVISOR.

Potential Benefits of the Offer. We believe the Offer will provide benefits to us and our shareholders, including the following:

•	we believe the Offer will provide our shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares, without potential disruption to the Share price and the usual transaction costs associated with market sales; and

•	upon the completion of the Offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in Virtus and an opportunity to benefit from the enhanced earnings per Share that we expect to result from the Offer.

Potential Risks and Disadvantages of the Offer. The Offer also presents some potential risks and disadvantages to us and our continuing shareholders, including the following:

•	the Offer will reduce our “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets), which could result in lower stock prices or reduced liquidity in the trading market for our Shares following completion of the Offer; and

•	if certain large shareholders do not participate in the Offer, it will further concentrate their ownership of the Company. For example, if the Bank of Montreal does not participate in the Offer or its Shares are not accepted in the Offer (for example, because they tendered only above the Purchase Price), the Offer is fully subscribed at the minimum purchase price and we do not exercise our right to purchase any additional Shares, the Bank of Montreal’s beneficial ownership of Virtus could increase from 20.9% to up to approximately 23.9%. Concentrated ownership may limit the ability of our other shareholders to influence corporate matters or, to the extent that purchases pursuant to the share repurchase program would cause the Bank of Montreal to beneficially own 25% or more of our outstanding Shares, may cause us to limit or cease further purchases pursuant to the share repurchase program.

Certain Effects of the Offer. As of May 6, 2016, the last full trading day before we announced our intention to make the Offer, we had 8,263,443 issued and outstanding Shares. At the maximum Purchase Price of $82.50 per Share, we would purchase 909,090 Shares if the Offer is fully subscribed, which would represent approximately 11.0% of the issued and outstanding Shares as of May 6, 2016. At the minimum Purchase Price of $73.00 per Share, we would purchase 1,027,397 Shares if the Offer is fully subscribed, which would represent approximately 12.4% of our issued and outstanding Shares as of May 6, 2016.

If the Offer is fully subscribed at the maximum Purchase Price and we do not exercise our right to purchase any additional Shares, we will have approximately 7,354,353 Shares outstanding following the purchase of Shares tendered in the Offer. If the Offer is fully subscribed at the minimum Purchase Price and we do not exercise our right to purchase any additional Shares, we will have approximately 7,236,046 Shares outstanding following the purchase of Shares tendered in the Offer.

Shareholders may be able to sell non-tendered Shares in the future on the NASDAQ or otherwise, at a net price higher or lower than the purchase price in the Offer. The lower end of the price range for the Offer is below the reported price per Share as of May 9, 2016, the last full trading day before we commenced the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.

Shareholders who do not tender their Shares pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares, proration or a conditional tender for which the condition is not satisfied will continue to be owners of Virtus and will realize a proportionate increase in their relative equity interest in Virtus and thus in the Company’s future earnings and assets at no additional cost to them, and will bear the attendant risks and rewards associated with owning the equity securities of Virtus, including risks resulting from the Company’s purchase of Shares pursuant to the Offer. We can give no assurance, however, that we will not issue additional Shares or equity interests in the future. Shareholders may be able to sell non-tendered Shares in the future, on the NASDAQ or otherwise, at a net price which may be significantly higher than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her Shares in the future, which may be higher or lower than the Purchase Price paid by us in the Offer.

The accounting for our purchase of Shares in the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase.

Our book value per share is expected to decrease as a result of the Offer. We believe the Offer, if completed, will be accretive to currently projected earnings per share, although there can be no assurance of this.

Shares we acquire pursuant to the Offer will become authorized and unissued Shares and will be available for us to issue without further shareholder action (except as required by applicable law or the listing standards of the NASDAQ) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

Based on the published guidelines of NASDAQ and the conditions of the Offer, we do not believe that our purchase of Shares pursuant to the Offer will result in the delisting of the remaining Shares on the NASDAQ. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act. The Offer is conditioned upon the Company having determined that the consummation of the Offer will not cause the Shares to be delisted from the NASDAQ or eligible for deregistration under the Exchange Act.

The Offer provides certain shareholders with an efficient way to sell their Shares without incurring brokers’ fees or commissions. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market transactions. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable Odd Lot discounts that might be payable on sales of their Shares in transactions on the NASDAQ.

Other Share Repurchases.

Our Board of Directors has previously authorized the purchase of up to 2.7 million Shares, of which 1,309,652 Shares remained available as of May 6, 2016 (excluding Shares to be purchased in the Offer). Under the terms of the program, the Company may repurchase Shares from time to time at its discretion through open market repurchases, privately negotiated transactions or other mechanisms, depending on price and prevailing market and business conditions. The program, which has no specified term, may be suspended or terminated at any time. Pursuant to the program, during the first quarter of 2016, we paid $15.0 million to repurchase a total of

176,204 Shares at a weighted average price of $85.09 per Share. During 2015, we paid approximately $80.0 million to repurchase a total of 638,703 Shares at a weighted average price of $125.22 per Share. During 2014, we paid approximately $40.3 million to repurchase 225,441 common shares at a weighted average price of $178.54 per Share.

Whether or to what extent we choose to make additional purchases will depend upon, among other things, market conditions, our capital needs, our business and financial condition, and alternative investment opportunities available to us, and there is no assurance that we will conclude such purchases for all of the authorized amount. These purchases may be made from time to time at the discretion of our management on the open market or through privately negotiated transactions, and may be on the same terms or on terms and prices that are more or less favorable to shareholders than the terms of this Offer.

In addition, to the extent that purchases pursuant to the share repurchase program would cause the Bank of Montreal to beneficially own 25% or more of our outstanding Shares, we may limit or cease further purchases pursuant to the share repurchase program.

Rule 13e–4(f) under the Exchange Act prohibits us and our affiliate from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Date. Accordingly, any additional purchases outside the Offer may not be consummated until at least ten business days have elapsed after the Expiration Date.

Other Plans. Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any assets of our subsidiaries;

•	any change in our present Board of Directors or management, or to change any material term of the employment arrangements of any executive officer;

•	any material change in our present dividend rate or policy or our capitalization or our indebtedness;

•	any class of our equity securities ceasing to be authorized to be listed on the NASDAQ;

•	any material change in our corporate structure or business;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities, other than pursuant to our share repurchase program as described above and the grant of restricted stock, restricted stock units or stock options to employees in the ordinary course of business; or

•	any changes in our articles of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

Notwithstanding the foregoing, as part of our long-term corporate goal of maximizing shareholder value, we have regularly considered alternatives to enhance shareholder value, including open market repurchases of Shares, strategic acquisitions, divestitures and business combinations, and we intend to continue to consider alternatives to enhance shareholder value. We reserve the right to change our plans and intentions at any time, as we deem appropriate.

3.	Procedures for Tendering Shares

Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer:

(1)        confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 P.M., New York City time, on Wednesday, June 8, 2016 by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

(2)        the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 3 to the Letter of Transmittal, each shareholder desiring to tender Shares in the Offer must either (i) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer,” in which case you will be deemed to have tendered your Shares at the minimum price of $73.00 per Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE PAID FOR ALL PURCHASED SHARES IN THE OFFER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $73.00 PER SHARE) or (ii) check one of the boxes in the section of the Letter of Transmittal captioned “Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price at which Shares are being tendered. A tender of Shares will be proper if, and only if, one of these boxes is checked on the Letter of Transmittal.

If tendering shareholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section on the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer.” Note that this election may effectively lower the purchase price paid for all purchased Shares in the Offer and could result in your tendered Shares being purchased at the minimum price of $73.00 per Share. The lower end of the price range for the Offer is below the reported price per Share as of May 9, 2016, the last full trading day before we commenced the Offer.

If tendering shareholders wish to indicate a specific price (in multiples of $0.50) at which their Shares are being tendered, they must check a box under the section captioned “Shares Tendered at a price Determined by You.” Tendering shareholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the lowest price. A shareholder who wishes to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Shareholders may contact the Depositary for additional instructions.

Shareholders holding their Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their brokers or such other nominee in order to tender their Shares. It is likely that the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. Shareholders who hold Shares through nominee shareholders are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender Shares through the nominees and not directly to the Depositary.

The valid tender of Shares by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

Shareholders may tender Shares subject to the condition that a specified minimum number of Shares (including all or none) be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box captioned “Conditional Tender” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to determine the minimum number of Shares to be purchased. SHAREHOLDERS SHOULD CONSULT THEIR INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Section 13.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

(1)        the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in DTC whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed the section captioned “Special Issuance Instructions” on the Letter of Transmittal; or

(2)        Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad–15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

A “registered holder” of tendered Shares will include any participant in DTC’s system whose name appears on a security position listing as the owner of those Shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) The New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as described above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 4 to the Letter of Transmittal.

If a book-entry account system is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, then the book-entry account system must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the book-entry account system, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Shareholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Shares pursuant to the Offer. In the event the shareholder does not designate the order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including through DTC, is at the election and risk of the tendering shareholder.

Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT CONSTITUTE VALID DELIVERY TO THE DEPOSITARY.

Book-Entry Delivery. For purposes of the Offer, the Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either: (i) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date or (ii) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from DTC participant tendering Shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Virtus may enforce such agreement against DTC participant.

Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and the procedure for book-entry transfer cannot be completed before the Expiration Date, or if time will not permit all required documents to reach the Depositary before the Expiration Date, the Shares still may be tendered, if all of the following conditions are satisfied:

(1)        the tender is made by or through an Eligible Institution;

(2)        the Depositary receives by mail or overnight courier on or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Virtus has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

(3)        the confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC, together with a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Shareholders may contact the Information Agent, the Dealer Manager or their broker for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase.

Stock Option Plan; Stock Awards. Holders of vested but unexercised stock options may exercise such options in accordance with the terms of the Company’s policies and procedures for the Incentive and Equity Plan and tender the Shares received upon such exercise in accordance with the Offer. See “Proper Tender of Shares” above. Holders of vested but unexercised stock options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants, the years left to exercise their options, the range of tender prices and the provisions for pro rata purchases by us described in Section 1. We encourage those holders to discuss the Offer with their broker, if any, or tax or financial advisor. Holders of unvested stock options or unvested stock awards may not tender Shares or Shares represented by such interests unless they are fully vested and, in the case of vested stock options, exercised in accordance with the Company’s policies and procedures for the Incentive and Equity Plan.

Employee Stock Purchase Plan. If you are a participant in the Company’s ESPP, you may tender Shares that you have purchased through the ESPP. If you have purchased Shares through the ESPP and hold such Shares at Fidelity (the administrator of our ESPP), contact Fidelity (at (800) 544-9354 (toll-free)) and request that Fidelity tender your Shares. If you have transferred your ESPP Shares from Fidelity to another account, such Shares will need to be tendered in the Offer from that account.

Return of Unpurchased Shares. If any tendered Shares are not purchased or are properly withdrawn, or if less than all Shares evidenced by a shareholder’s book-entry account are tendered, the Shares not purchased will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

U.S. Federal Income Tax Backup Withholding. Under the U.S. federal income tax backup withholding rules, a portion (28% under current law) of the gross proceeds payable to a tendering shareholder or other payee pursuant to the Offer must be withheld and remitted to the IRS, unless the shareholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary (or other applicable withholding agent) and certifies under penalties of perjury that such number is correct, or such shareholder or other payee otherwise establishes an exemption. If the Depositary (or other applicable withholding agent) is not provided with the correct taxpayer identification number or another adequate basis for exemption, the shareholder may also be subject to certain penalties imposed by the IRS. Therefore, each tendering shareholder that is a U.S. Holder (as defined in Section 13) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless an exemption exists and is proven in a manner satisfactory to the Depositary (or other applicable withholding agent). Certain shareholders (including, among others, generally all corporations and certain Non-U.S. Holders (as defined in Section 13)) are not subject to backup withholding. In order for a Non-U.S. Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN or W-8BEN-E, as appropriate, or other applicable IRS Form W-8, signed under penalties of perjury, attesting to that shareholder’s exempt status. Such statements can be obtained from the IRS website at www.irs.gov.

TO PREVENT U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING, EACH SHAREHOLDER THAT IS A U.S. HOLDER AND DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM BACKUP WITHHOLDING SHOULD PROVIDE THE DEPOSITARY, OR OTHER WITHHOLDING AGENT, WITH THE SHAREHOLDER’S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE IRS FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL, AND EACH NON-U.S. HOLDER WHICH DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY, OR OTHER WITHHOLDING AGENT, WITH THE APPROPRIATE IRS FORM W-8, WHICH CAN BE OBTAINED FROM THE IRS WEBSITE AT WWW.IRS.GOV.

Withholding for Non-U.S. Holders. Even if a Non-U.S. Holder has provided the required certification to avoid backup withholding, gross proceeds payable pursuant to the Offer to a Non-U.S. Holder or his or her agent will generally be subject to withholding of U.S. federal income tax at a rate of 30%, unless the Depositary (or other withholding agent) determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary (or other applicable withholding agent) a properly completed and executed IRS Form W-8BEN or W-8BEN-E, as appropriate, before payment is made, certifying that the Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable tax treaty. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary (or other applicable withholding agent) a properly completed and executed IRS Form W-8ECI claiming such exemption before the payment is made. A Non-U.S. Holder may be eligible to file for a refund or credit of such tax or a portion of such tax withheld if such shareholder meets at least one of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 that would characterize the transaction as an exchange (as opposed to a distribution) with respect to which the Non-U.S. Holder is not subject to tax, or if such shareholder is otherwise able to establish that no tax or a reduced amount of tax is due and the requisite information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends by U.S. corporations to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the U.S. and the entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Any amounts withheld under FATCA may be credited against the 30% withholding tax discussed in the preceding paragraph.

The applicable withholding agent generally will withhold U.S. federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. Holder, unless such Non-U.S. Holder provides to the applicable withholding agent a validly completed and executed IRS Form W-8BEN, W-8BEN-E or W-8ECI demonstrating that FATCA withholding is not warranted. If the applicable withholding agent withholds tax under FATCA, it will not also withhold the 30% U.S. federal income tax described under “Withholding for Non-U.S. Holders” above. Non-U.S. Holders are urged to consult with their tax advisors regarding the effect, if any, of the FATCA provisions on them based on their particular circumstances.

NON-U.S. HOLDERS ARE ADVISED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX WITHHOLDING AND INFORMATION REPORTING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

For discussion of U.S. federal income tax consequences to tendering shareholders, see Section 13.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Date to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares and our interpretation of the terms of the Offer will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of us, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any such person incur any liability for failure to give any notice. Our interpretations of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

Tendering Shareholder’s Representation and Warranty; Acceptance by Virtus Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e–4. It is a violation of Rule 14e–4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e–4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the Offer.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

A properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

WE WILL DECIDE, IN OUR REASONABLE DISCRETION, ALL QUESTIONS AS TO THE NUMBER OF SHARES TO BE ACCEPTED, THE PRICE TO BE PAID FOR SHARES TO BE ACCEPTED AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PERSONS PARTICIPATING IN THE OFFER, SUBJECT TO SUCH OFFER PARTICIPANTS DISPUTING SUCH DETERMINATION IN A COURT OF COMPETENT JURISDICTION.

A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.	Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 12:00 midnight, New York City time, on July 6, 2016. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e–4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a notice of withdrawal must be in writing, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

A shareholder who has tendered Shares at more than one price must complete a separate notice of withdrawal for Shares tendered at each price, so long as the information specified above is included. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any shareholder. However, if we waive any defect or irregularity in any withdrawal with respect to any shareholder, we also waive such defect or irregularity with respect to all shareholders. None of us, the Depositary, the Dealer Manager, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any such person incur liability for failure to give any notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will (i) determine the Purchase Price we will pay for Shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of Shares tendered and the prices specified by tendering shareholders and (ii) accept for payment and pay for (and thereby purchase) Shares having an aggregate purchase price of up to $75,000,000 (or such greater aggregate purchase price of Shares as we may elect to purchase, subject to applicable law) which are properly tendered at prices at or below the Purchase Price and not properly withdrawn on or before the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the Odd Lot priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment in the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for all such Shares promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, subject to the possible delay in the event of proration, but only after timely receipt by the Depositary of book-entry confirmation of Shares into the Depositary’s account at DTC a properly completed and duly executed Letter of Transmittal or an Agent’s Message and any other documents required by the Letter of Transmittal.

We will pay for Shares purchased in the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately three business days after the Expiration Date. Unless a shareholder specified otherwise in the Letter of Transmittal, Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer without expense to the tendering shareholders. Under no circumstances will we pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares in the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any tendering shareholder who fails to complete fully, sign and return to the Depositary the IRS Form W-9 included with the Letter of Transmittal (or an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8, if the tendering shareholder is a Non-U.S. Holder), may be subject to required U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See Section 3. Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

6.	Conditional Tender of Shares.

Under certain circumstances described in Section 1, if the Offer is over-subscribed, Shares will be subject to proration (subject to the exception for Odd Lot Holders). As discussed in Section 13, the number of

Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any of such shareholder’s Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. Each shareholder is urged to consult with his or her own financial and/or tax advisor with respect to the advisability of making a conditional offer.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that shareholder if any are to be purchased. After the Expiration Date, if Shares having an aggregate purchase price of more than $75,000,000 (or such greater aggregate purchase price of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of Shares to be purchased to fall below an aggregate purchase price of $75,000,000 (or such greater amount as we may elect to pay, subject to applicable law) then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

We note that in accordance with the rules of the SEC, in the event that Shares having an aggregate purchase price of more than $75,000,000 are tendered in the Offer at or below the Purchase Price, we may purchase up to an additional 2% of our outstanding Shares without extending the Expiration Date.

7.	Conditions of the Offer.

The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the Offer and before or on the Expiration Date any of the following events occur (or shall have been reasonably determined by us to have occurred):

•	there has been threatened, instituted, pending or taken any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

¡	challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

¡	seeks to make the purchase of, or payment of, some or all of the Shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares;

¡	materially impairs the contemplated benefits to us of the Offer;

¡	seeks to impose limitations on our affiliates’ ability to acquire or hold or to exercise full rights of ownership, including, but not limited to, the right to vote their Shares on all matters properly presented to our shareholders; or

¡	could be reasonably expected to materially and adversely affect our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

•	there has occurred any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or the trading in the Shares, including, but not limited to, the following:

¡	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

¡	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

¡	the commencement or escalation, on or after May 9, 2016, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, or any material escalation, on or after May 9, 2016, of any war or armed hostilities which had commenced prior to May 9, 2016;

¡	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

¡	any decrease of more than 10% in the market price for the Shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on May 9, 2016, or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects of us, our subsidiaries and our affiliates, taken as a whole, or on the trading in the Shares, or on the benefits of the Offer to us;

¡	a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that could have, in our reasonable judgment, a material adverse effect on our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, taken as a whole, or on the trading in the Shares, or on the benefits of the Offer to us; or

¡	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been commenced, proposed or announced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person to effect a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•	we learn that:

¡	any entity, “group” (for the purposes of the conditions of the Offer, as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before May 9, 2016);

¡	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before May 9, 2016 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of our outstanding Shares;

¡	any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause); or

¡	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•	any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

¡	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

¡	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

¡	otherwise could reasonably be expected to materially and adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of us and our subsidiaries, taken as a whole;

•	any change or changes have occurred in our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects that, in our reasonable judgment, has a material adverse effect on us or our subsidiaries, taken as a whole, or on the trading in the Shares, or on the benefits of the Offer to us; or

•	we shall have determined that the consummation of the Offer and the purchase of the Shares may cause the Shares to be:

¡	held of record by less than 300 persons; or

¡	delisted from the NASDAQ or to be eligible for deregistration under the Exchange Act.

As used in this Offer to Purchase, the phrase “the benefits of the Offer” or similar words refer to the efficient deployment of capital in a transaction expected to be accretive to earnings per share without, in the Company’s reasonable judgment, creating a meaningful negative effect on the Company’s liquidity and ability to fund future operations as well as the other benefits described in Section 2. In addition, as used in this Offer to Purchase, the phrase “the contemplated future conduct of our business” or similar words refer to the continuation of the Company’s business in substantially the same manner as currently conducted with the preservation or improvement of relationships with important employees, consultants, customers, suppliers and others doing business with us; the preservation or improvement of our financial performance, cash flow, assets and capital resources; and the avoidance of any significant contingent or realized liabilities outside of those incurred in the ordinary course of our business substantially as currently conducted.

The foregoing addresses the only conditions under which we are not obligated to complete the Offer. The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer, other than those requiring receipt of necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time on or prior to the Expiration Date shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist.

8.	Price Range of Shares; Dividends.

Our Shares are listed for trading on the NASDAQ. Our Shares trade on the NASDAQ under the symbol “VRTS.”

Price Range of Shares. The following table sets forth, for the period indicated, the high and low sales prices per share for our Shares as reported on the NASDAQ consolidated tape.

Fiscal 2016 (Year ending December 31, 2016)

	High	Low
First Quarter (through March 31, 2016)	$120.09	$73.33
Second Quarter (through May 9, 2016)	$79.38	$66.12

Fiscal 2015 (Year ending December 31, 2015)

	High	Low
First Quarter	$171.00	$126.94
Second Quarter	$147.77	$113.47
Third Quarter	$134.78	$97.37
Fourth Quarter	$141.97	$94.52

Fiscal 2014 (Year ended December 31, 2014)

	High	Low
First Quarter	$208.92	$169.03
Second Quarter	$215.72	$165.00
Third Quarter	$227.29	$166.35
Fourth Quarter	$188.04	$151.81

Fiscal 2013 (Year ended December 31, 2013)

	High	Low
First Quarter	$191.34	$121.22
Second Quarter	$248.89	$175.96
Third Quarter	$195.69	$152.61
Fourth Quarter	$214.49	$154.30

On May 6, 2016, the last full trading day before we announced our intention to make the Offer, the last reported sale price of the Shares on the NASDAQ was $74.12 per Share. On May 9, 2016, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on the NASDAQ was $78.48. The lower end of the price range for the Offer is below the reported price per Share as of May 9, 2016. We urge shareholders to obtain a current market quotation for the Shares before deciding whether and at what price or prices to tender their Shares.

Dividends. We have issued a quarterly cash dividend of $0.45 per Share every quarter since the second quarter of 2014, which corresponds to an annual dividend rate of $1.80 per Share. On February 18, 2015 our Board of Directors declared a dividend for the first quarter of fiscal year 2015 to be paid on May 13, 2015 to shareholders of record as of April 30, 2015. On May 28, 2015, our Board of Directors declared a dividend for the second quarter of fiscal year 2015 to be paid on August 14, 2015 to shareholders of record as of July 31, 2015. On August 14, 2015, our Board of Directors declared a dividend for the third quarter of fiscal year 2015 to be paid on November 13, 2015 to shareholders of record as of October 31, 2015. On December 16, 2015, our Board of Directors declared a dividend for the fourth quarter of fiscal year 2015 to be paid on February 12, 2016 to shareholders of record as of January 29, 2016. On February 17, 2016, our Board of Directors declared a dividend for the first quarter of fiscal year 2016 to be paid on May 13, 2016 to shareholders of record as of April 29, 2016.

9.	Source and Amount of Funds.

The tender offer is not subject to a financing condition. The maximum aggregate purchase price of Shares purchased in the Offer will be $75,000,000. We expect to fund the share purchases in the Offer from our existing cash and cash equivalents.

10.	Certain Information Concerning the Company.

General. Virtus Investment Partners, Inc. is a provider of investment management and related services to individuals and institutions. We use a multi-manager, multi-style approach, offering investment strategies from affiliated managers and select unaffiliated subadvisors, each having its own distinct investment style, autonomous investment process and individual brand. By offering a broad array of products, we believe we can appeal to a greater number of investors which allows us to have opportunities across market cycles and through changes in investor preferences. Our principal executive offices are located at 100 Pearl St., Hartford, Connecticut 06103 and our telephone number is (800) 248-7971. Our internet address is at www.virtus.com. Information on our website does not constitute part of this Offer to Purchase.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. You may access and read our SEC filings, including the complete Schedule TO, all of the exhibits to it, and the documents incorporated therein by reference through the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on February 24, 2016;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed on May 3, 2016;

•	definitive proxy statement for our 2016 annual meeting of shareholders, filed on April 13, 2016; and

•	the description of our Shares under the heading “Description of Our Capital Stock” included in Exhibit 99.1 of our Amendment No. 4 to Form 10, filed on December 19, 2008.

You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

You may obtain information regarding the Offer

from the Information Agent as follows:

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll Free: (800) 884-5882

Email: vrts@dfking.com

11.	Interests of Directors, Executive Officers and Affiliates; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.

Interests of Directors, Executive Officers and Affiliates. As of May 6, 2016, the last full trading day before we announced our intention to make the Offer, we had 8,263,443 issued and outstanding Shares and 435,697 Shares reserved for issuance upon exercise of all outstanding stock options and vesting of all outstanding restricted stock units. At the maximum Purchase Price of $82.50 per Share, we would purchase 909,090 Shares if the Offer is fully subscribed, which would represent approximately 11.0% of the issued and outstanding Shares as of May 6, 2016. At the minimum Purchase Price of $73.00 per Share, we would purchase 1,027,397 Shares if the Offer is fully subscribed, which would represent approximately 12.4% of our issued and outstanding Shares as of May 6, 2016.

As of May 6, 2016, we had 8,263,443 issued and outstanding Shares and our directors and executive officers as a group (16 persons) beneficially owned an aggregate of approximately 351,197 Shares, representing approximately 4.3% of the total number of outstanding Shares. Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other shareholders. Our directors and our executive officers have advised us that they do not intend to tender Shares in the Offer. Accordingly, assuming the Offer is fully subscribed at the maximum Purchase Price, we do not exercise our right to purchase any additional Shares and we purchase 909,090 Shares in the Offer, the proportional holdings of our directors and executive officers will increase to approximately 4.8%. Assuming the Offer is fully subscribed at the minimum Purchase Price, we do not exercise our right to purchase any additional Shares and we purchase 1,027,397 Shares in the Offer, the proportional holdings of our directors and executive officers will increase to approximately 4.9%. Further, our directors and executive officers may, in compliance with applicable law, sell their Shares in open market transactions at prices that may or may not be more favorable than the Purchase Price to be paid to our shareholders in the Offer.

Bank of Montreal, which beneficially owned approximately 20.9% of our outstanding Shares as of May 6, 2016, may or may not tender Shares it owns in the Offer.

The following table provides information with respect to the beneficial ownership of our Shares by (i) all persons known by us to own beneficially more than 5% of our Shares, (ii) each of our directors, (iii) each of our executive officers and (iv) all directors and executive officers as a group. We based the share amounts on each person’s beneficial ownership of our Shares as of May 6, 2016.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, Shares subject to (i) stock options held by that person that are currently exercisable or exercisable within 60 days of May 6, 2016, and (ii) Shares issuable upon the vesting of restricted stock units within 60 days of May 6, 2016, are deemed issued and outstanding. These Shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other shareholder.

Except as otherwise noted in the footnotes below, to our knowledge, each person or entity identified below has sole voting and investment power with respect to such securities.

Security Ownership of Certain Beneficial Owners

Name of Beneficial Owner & Address	Number of Shares Beneficially Owned		Percent
Bank of Montreal 111 W. Monroe Street Chicago, IL 60603	1,727,746	(1)	20.9%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	651,093	(2)	7.9%
Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	581,699	(3)	7.0%

Vulcan Value Partners, Inc. Three Protective Center 2801 Highway 280 South, Suite 300 Birmingham, AL 35223	418,844	(4)	5.1%

(1)	Based on a Schedule 13D/A jointly filed with the SEC on January 19, 2012 by the Bank of Montreal and BMO Financial Corp. The Bank of Montreal has sole investment and voting power with respect to 1,727,746 Shares.

(2)	Based on a Schedule 13G/A filed with the SEC on January 27, 2016 by BlackRock, Inc. BlackRock, Inc. has sole investment power with respect to 651,093 Shares and sole voting power with respect to 635,144 Shares.

(3)	Based on a Schedule 13G/A filed with the SEC on February 11, 2016 by Vanguard Group. Vanguard Group has sole investment power with respect to 572,900 Shares, shared investment power with respect to 8,799 Shares and sole voting power with respect to 9,299 Shares.

(4)	Based on a Schedule 13G/A filed with the SEC on February 16, 2016 by Vulcan Value Partners, LLC. Vulcan Value Partners, LLC has sole investment power with respect to 418,844 Shares and sole voting power with respect to 412,241 Shares.

Security Ownership of Directors and Executive Officers

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent
George R. Aylward	171,560	(1)	2.1%
James R. Baio	11,674		*
Diane M. Coffey	10,817		*
Susan S. Fleming	10,859		*
Timothy A. Holt	22,542		*
Melody L. Jones	922		*
Russel C. Robertson	—		*
Edward M. Swan, Jr.	13,156		*
Mark C. Treanor	22,962	(2)	*
Stephen T. Zarrilli	952		*
Michael A. Angerthal	46,544	(3)	*
Mark S. Flynn	6,526	(4)	*
Barry M. Mandinach	1,135	(5)	*
Francis G. Waltman	20,953	(6)	*
All directors and executive officers as a group (16 persons)	351,197	(7)	4.3%

*	Less than 1%

(1)	Includes 70 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan and 53,540 Shares underlying options that Mr. Aylward has the right to acquire as of, or within 60 days of, May 6, 2016.

(2)	Includes 20 Shares held in a joint account with Mr. Treanor’s son. Mr. Treanor disclaims beneficial ownership of these shares.

(3)	Includes 15,867 Shares underlying options that Mr. Angerthal has the right to acquire as of, or within 60 days of, May 6, 2016.

(4)	Includes 422 Shares underlying options that Mr. Flynn has the right to acquire as of, or within 60 days of, May 6, 2016.

(5)	Includes 1,135 RSUs that Mr. Mandinach has the right to acquire as of, or within 60 days of, May 6, 2016.

(6)	Includes 109 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan.

(7)	See footnotes (1) through (6).

Transactions and Arrangements Concerning the Shares.

Recent Securities Transactions. Based on the Company’s records and information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company, nor, to the best of the Company’s knowledge, any directors or executive officers of the Company or any associates or subsidiaries of the Company, has effected any transactions in Shares during the 60 day period before the date hereof, except as set forth below:

Name	Date of Transaction	Nature of Transaction	Number of Shares	Price
George R. Aylward	April 29, 2016	Acquisition	14	$70.51

George R. Aylward	March 31, 2016	Acquisition	13	$79.55
Michael A. Angerthal	March 15, 2016	Award of Restricted Stock Units(1)	2,610	$0.00
	March 15, 2016	Disposition(2)	1,001	$76.60

George R. Aylward	March 15, 2016	Award of Restricted Stock Units(1)	14,686	$0.00

W. Patrick Bradley	March 15, 2016	Award of Restricted Stock Units(1)	815	$0.00
	March 15, 2016	Disposition(2)	234	$76.60

Mark S. Flynn	March 15, 2016	Award of Restricted Stock Units(1)	1,142	$0.00
	March 15, 2016	Disposition(2)	351	$76.60

Barry M. Mandinach	March 15, 2016	Award of Restricted Stock Units(1)	2,610	$0.00

Mardelle W. Pena	March 15, 2016	Award of Restricted Stock Units(1)	815	$0.00
	March 15, 2016	Disposition(2)	302	$76.60

Francis G. Waltman	March 15, 2016	Award of Restricted Stock Units(1)	2,610	$0.00
	March 15, 2016	Disposition(2)	668	$76.60

(1)	These shares comprise an award of restricted stock units (“RSUs”) granted to the reporting person pursuant to the Company’s 2016 Long Term Incentive Plan. Subject to acceleration in certain circumstances, the RSUs are scheduled to cliff vest on March 15, 2019 and will be settled for shares of common stock on a one-for-one basis upon vesting.

(2)	Exempt disposition to the Issuer under Rule 16b-3(e) to satisfy tax withholding obligations arising out of the vesting of a RSU award.

Conversion and Voting Agreement

On October 27, 2011 Virtus and a subsidiary of the Bank of Montreal, BMO Bankcorp, Inc. (now known as BMO Financial Corp.) (“BMO”), entered into a Conversion and Voting Agreement (the “Conversion Agreement”). Under the terms of the Conversion Agreement, BMO agreed that to the extent its holdings of Shares exceeds 24% of the outstanding Shares solely by reason of the repurchase or redemption of Shares by the Company, the excess Shares will be subject to an irrevocable proxy in favor of the Company to be voted in the same proportion as the votes cast by all shareholders other than BMO. Our current expectation, based on the number of issued and outstanding Shares and BMO’s beneficial ownership, each as of May 6, 2016, is that BMO will not hold greater 24% of the Shares following the Offer (whether or not BMO participates in the Offer), however, if BMO does not participate in the Offer, the Offer is fully subscribed at the minimum Purchase Price and we exercise our right to amend the Offer to purchase up to an additional 2% of our outstanding Shares, we would expect BMO would hold approximately up to 24.4% of the Shares following the Offer.

Incentive Plans

The Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan

The Company maintains the Amended and Restated Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan (the “Incentive and Equity Plan”) under which officers, employees and directors may be granted equity-based awards, including restricted stock units (“RSUs”), stock options and unrestricted Shares. Each RSU entitles the holder to one Share when the restriction expires. RSUs generally have a term of one to three years and may be time-vested or performance-contingent. Stock options generally cliff-vest after three years and have a contractual life of ten years. Stock options are granted with an exercise price equal to the fair market value of the Shares at the date of grant. The fair value of each RSU is estimated using the intrinsic value method, which is based on the fair market value price on the date of grant unless it contains a performance metric that is considered a market condition. RSUs that contain a market condition are valued using a simulation valuation model. Shares that are issued upon exercise of stock options and vesting of RSUs are newly issued Shares from the Plan and are not issued from treasury stock.

2016 Long-Term Incentive Plan

In March 2016, the Compensation Committee approved the equity-based Long-Term Incentive Plan (the “LTIP”), a three-year plan under which participants are granted time-based RSUs and performance share units (“PSUs”) that convert to RSUs as determined by actual performance against established performance goals over one-year and three-year performance periods. The LTIP was modified from prior plans to add a time-vested only element, reflected by the granting of RSUs which cliff vest on March 19, 2019. The LTIP aligns participants with shareholders in that both share in the same long-term investment risks based on the Company’s performance.

The PSUs are awarded in two performance grants, each based on separate, but equally-weighted, performance metrics. The performance metrics are (i) total shareholder return ranking measured over a three-year performance period and (ii) relative growth in operating income, as adjusted, measured over a one-year performance period. Results for each metric will be pro-rated between threshold and maximum performance levels. The resulting performance-adjusted awards cliff vest on March 13, 2019, provided that the participant is then employed by the Company.

Annual Incentive Plan

Executive officers are eligible for annual incentives pursuant to our Annual Incentive Plan (the “AIP”). The AIP is used to deliver the primary component of total compensation opportunities and provides for awards to executive officers based on performance as follows:

•	A maximum amount available for the AIP is funded as a percent of operating income, as adjusted, based on company results; and

•	Individual assessments of performance goals and achievements are used to determine individual payouts up to a defined maximum payout for each executive officer.

Acceleration of Equity Awards

There are no unvested options that would be impacted if an executive officer terminates employment with the Company. The Company has not issued options since 2011.

Under the terms of the Company’s RSU award agreements, if an executive officer terminates employment with the Company by reason of death or disability, or an involuntary termination event occurs that would otherwise qualify the executive officer for severance pay and benefits under a Company approved severance plan or other arrangement, a pro-rated portion of the RSUs vest automatically based on the number of days the officer actually worked since the grant date (or in the case of an award which becomes vested in installments, since the date, if any, on which the last installment of such RSUs became vested). The amount subject to immediate vesting would be calculated by subtracting the number of RSUs already vested from a number equal to the product of (i) the number of RSUs awarded to the executive officer multiplied by (ii) the ratio of (x) the number of days that such person was actively employed by the Company since the award was granted divided by (y) the number of days between the grant date and the last scheduled vesting date.

Under the terms of the Company’s PSU award agreements, if an executive officer terminates employment with the Company prior to the end of the performance cycle, or after the end of the performance cycle but prior to the RSU conversion date, because of death, disability or an involuntary termination event as described above, the PSU award will convert to RSUs, based on the actual achievement of performance goals for the full performance cycle, pro-rated for the number of days the executive was actively employed since the PSU award date, divided by the number of days during the period beginning on the PSU award date and ending on the RSU vesting date, with vesting that is accelerated but deferred until the end of the applicable performance period. In the event that a change of control occurs prior to the end of the performance cycle and prior to the termination of the executive’s employment, the performance goals would be deemed to have been met at target, without pro-ration, and immediately convert to common shares that would be distributed within 90 days following the end of the performance cycle.

If an executive officer ceases to be employed by the Company for any reason other than those discussed above, all unvested RSUs and PSUs as of the termination date are automatically forfeited.

Except as described above in connection with outstanding performance awards, in the event of a change-in-control all unvested RSUs automatically vest; however, no automatic vesting would occur if the Compensation Committee reasonably determines in good faith prior to the change-in-control, that such awards would be honored or assumed or a new award would be substituted with substantially similar conditions to the current award and with provisions that allow for immediate vesting if the executive is involuntarily terminated for any reason including death, disability or not for cause, or is constructively terminated as defined in the Incentive and Equity Plan under specified conditions as described in the Incentive and Equity Plan.

Severance and Change-in-Control Agreements

Executive Severance Allowance Plan

Under the Executive Severance Allowance Plan (the “Severance Plan”), the Company provides executives with separation pay and benefits on the condition that the departed executive does not solicit clients and employees, or take other actions that may harm the Company for specified periods following termination. Benefits are tiered based on years of service and calculated using the executive’s base salary and the average of the last two years of annual incentive payment. We believe that having pre-set terms governing an executive’s separation from service tends to reduce the time and effort needed to negotiate individual termination agreements, and promotes more uniform and fair treatment of executives.

Generally, the Severance Plan conditions receipt of benefits on: (i) refraining from interfering with ongoing operations and from making disparaging remarks concerning the Company, its representatives, agents and employees; (ii) refraining from solicitation of employees, agents, representatives and/or clients of the Company; (iii) returning all Company property; and (iv) maintaining the confidentiality of confidential and proprietary information. Failure to comply with any of these covenants/conditions would cause immediate cessation of all payments under the plan, and the executive would be required to immediately reimburse the Company for all payments previously made.

An executive would not be entitled to receive benefits or payments under the Severance Plan if he or she is terminated for cause, as determined in the sole discretion of the Company, which, for this purpose, would include (i) a conviction of (or plea of nolo contendere to) a felony or other crime involving fraud or moral turpitude; (ii) an act of misconduct (including a violation of our Code of Conduct); (iii) unsatisfactory performance; or (iv) a failure to attempt or refusal to perform legal directives of the Board or our executive officers.

Except as described above, under the Severance Plan, if an executive officer is involuntarily terminated for any reason or terminated voluntarily or involuntarily by resignation upon the Company’s written request, he or she will be eligible to receive, subject to certain exceptions:

•	12 months of base salary (or 18 months for our CEO);

•	the average of the named executive officer’s actually earned and paid annual cash incentive award for the prior two completed fiscal years or, for our CEO, 1.5 times this average; and

•	a pro-rata portion of the annual incentive award actually earned by the executive officer for the fiscal year in which he or she separated from service.

Any such severance amounts paid by the Company may be made in the form of a lump sum payment or in equal periodic installments, except that the pro-rata portion of any actually earned annual incentive award generally would be paid after the actual amount earned is calculated following the end of the applicable fiscal year. In addition, no severance payment would be paid later than March 15 of the calendar year following the executive’s separation from service with the Company (unless otherwise required pursuant to Code Section 409A).

Our executive officers would also be entitled under the Severance Plan to receive outplacement services for six months and continued subsidized medical and dental coverage for 12 months of the 18-month COBRA continuation period, if the executive elects coverage under COBRA.

Upon termination of employment, all executive officers would be entitled to receive, in accordance with the terms of the applicable plan and the elections of the executive officer, distribution of his or her account balances under the Company’s 401(k) Plan and the Excess Plan.

In the event that Mr. Aylward was entitled to receive payments from the Company under his Change-in-Control Agreement (discussed below), he would not receive payments from the Company under the Severance Plan.

Change-in-Control Agreement

Mr. Aylward, our CEO, is the only executive with a change-in-control agreement (the “Change-in-Control Agreement”). During any period in which a change-in-control occurs, the agreement provides that Mr. Aylward receives benefits which are designed to ensure management continuity, preserve shareholder value, enable the CEO to focus on his responsibilities without undue distraction due to concerns related to new owners, and encourage retention. These benefits are also designed to assure that in these circumstances, the CEO will not be unduly influenced in his actions by events that could occur following a change-in-control.

Under the Change-in-Control Agreement, effective December 31, 2008, Mr. Aylward would be provided with separation benefits upon his termination of employment in connection with a “change-in-control” of the Company. The protections provided under the Change-in-Control Agreement can only be triggered by termination of employment either: (i) by the Company for reasons other than death, disability (as defined in the agreement) or “cause”; or (ii) by Mr. Aylward for “good reason,” but only if such termination occurs within the two years following, or is effectively connected with, the occurrence of a change-in-control. Mr. Aylward would not receive any incremental benefits by reason of his death, disability, termination by us for cause or his voluntary termination of employment, whether by retirement, resignation or otherwise, without good cause.

The Change-in-Control Agreement had an initial term of two years, but automatically renews for successive one-year terms unless either party provides written notice within 60 days prior to the scheduled expiration date to the other party that such party does not want the term of the agreement extended.

Under the Change-in-Control Agreement, following a change-in-control and for an additional 2.5 years after any termination event, regardless of whether Mr. Aylward voluntarily terminates his employment or is involuntarily terminated with or without cause or for good reason, he is subject to non-solicitation restrictions under to which he may not induce, encourage or solicit any customer, client, employee, officer, director, agent, broker, registered representative or independent contractor to either: (i) terminate their respective relationship or contracts with the Company or its affiliates; or (ii) not place business with the Company or its affiliates. In addition, following a termination event, Mr. Aylward would be required to continue to maintain the confidentiality of all confidential or proprietary information known to him concerning the Company and its affiliates and their business and would be required, upon request, to return materials containing such information.

Under the terms of the Change-in-Control Agreement, Mr. Aylward is entitled to a tax gross-up in the event that the aggregate value of all “excess parachute payments” as defined under the Code Section 280G upon a change-in-control, exceeds, by 10% or more, the maximum amount which could be paid to him without him incurring an excise tax of 20% under Code Section 4999. If the “excess parachute payments” are under 10%, then the amounts payable to Mr. Aylward under the Change-in-Control Agreement will be reduced to the maximum amount allowed without triggering Code Section 280G. The gross-up is intended to preserve the level of benefits to be provided under the Change-in-Control Agreement, but includes the 10% threshold to avoid situations where the cost to the Company far exceeds the benefit to Mr. Aylward.

Description of Separation Benefits

If following a change-in-control of the Company, Mr. Aylward was terminated without cause or he terminated his employment for good reason, he would generally be entitled to receive the following incremental benefits (which would be provided in lieu of, and not in addition to, any severance benefits payable to him under any other Company plan):

•	a lump-sum cash payment equal to 2.5 times the sum of his current base salary and his target under the annual cash incentive program maintained by the Company in the year in which his employment with the Company terminates;

•	continued participation in all of the employee and executive plans providing medical, dental, and long-term disability benefits in which he participated prior to the termination event for a period of 2.5 years;

•	full vesting of all outstanding stock option, RSU or other equity awards (with any such vested options remaining exercisable for the lesser of two years or the duration of their original terms);

•	an amount equal to the pro-rata portion of the annual incentive award earned for the year in which the termination occurs (or target incentive, if greater), and a pro-rata portion of long-term awards for each uncompleted performance period at target;

•	a lump sum payment equal to 2.5 years of additional contributions that would have been made to the Company’s 401(k) Plan and/or the Excess Plan (assuming that he was contributing to each such plan during such period at the rate in effect immediately prior to the termination event or change-in-control event, whichever is higher);

•	outplacement services for a period of one year; and

•	if any payment or benefit due and payable under the Change-in-Control Agreement were to trigger any excise tax imposed by Code Section 4999, the Company would make a “gross-up” payment to Mr. Aylward to cover any such excise tax liability as well as any income tax liability incurred as a result of the gross-up.

The Virtus Investment Partners, Inc. Non-Qualified Excess Investment Plan

The Company maintains the Virtus Investment Partners, Inc. Non-Qualified Excess Investment Plan Excess Plan (the “Excess Plan”) to provide eligible employees with the opportunity to save for retirement and defer tax payments.

Under the Excess Plan, a participant may elect to defer up to 60% of his or her “compensation,” which is defined under the plan as the portion of a participant’s base salary that exceeds the dollar limit under Code Section 401(a)(17). Amounts deferred under the Excess Plan are credited to a participant’s deferral account and are deemed invested in the available investment funds selected by the participant. Deferrals are credited to the selected funds based on the market price for such funds on the date such compensation would otherwise have been paid. Matching contributions, if any, are deemed invested in the same funds in which the underlying deferrals are invested. There are no above-market, preferred, or guaranteed returns in the Excess Plan. Participants can change their investment choices at any time.

Distributions will be made, or commence, on the 15th day of the month following the participant’s separation from service, in either in a lump sum payment or in annual installment payments over a period of two to ten years, as elected by the participant prior to the year in which the services giving rise to the deferrals are rendered.

The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC. Please see our periodic and current reports and proxy statements filed with the SEC for detailed descriptions of the arrangements discussed above.

12.	Certain Legal Matters; Regulatory Approvals.

Except as described above, we are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by the acquisition of Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of Shares by us as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether it will be required to delay the acceptance for payment of or payment for Shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation under the Offer to accept for payment and pay for Shares is subject to conditions. See Section 7.

13.	U.S. Federal Income Tax Consequences.

The following summary describes certain U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of an exchange of Shares for cash pursuant to the Offer. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, all as in effect on the date hereof and changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with Shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (including, without limitation, dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, U.S. Holders (as defined below) whose “functional currency” is not the United States dollar, insurance companies, U.S. expatriates, tax-exempt organizations, partnerships or other pass-through entities, persons who hold Shares as part of a hedging, conversion, or constructive sale transaction or as a position in a straddle, or persons who own or owned (actually or constructively) more than 5% of our Shares at any time during the five year period ending on the date of the disposition of Shares pursuant to the Offer). In particular, different rules may apply to Shares acquired as compensation (including Shares acquired upon the exercise of options or the vesting of restricted share units). In addition, this discussion does not address the consequences of the alternative minimum tax, the Medicare tax on certain investment income, or any state, local or foreign tax consequences or any tax consequences (e.g. estate or gift tax) other than U.S. federal income tax consequences. Holders of Shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

As used herein, a “U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (x) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Holders that are partners of a partnership holding Shares should consult their own tax advisors.

Non-Participation in the Offer.

Shareholders who do not participate in the Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Offer.

U.S. Holders.

An exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a taxable distribution from us.

Under Section 302 of the Code, the exchange of Shares by a U.S. Holder for cash pursuant to the Offer will be treated as a “sale or exchange” of Shares for U.S. federal income tax purposes, rather than as a distribution with respect to the Shares held by the tendering U.S. Holder, if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, the “Section 302 Tests”). In applying the Section 302 Tests, a U.S. Holder must take account of not only the Shares that are actually owned by the U.S. Holder, but also Shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own Shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder actually or constructively has an equity interest, as well as Shares the U.S. Holder has an option to purchase.

An exchange of Shares for cash pursuant to the Offer will be a “complete termination” of the U.S. Holder’s equity interest in us if the U.S. Holder owns none of our Shares either actually or constructively (taking into account any effective waivers of attribution from family members) immediately after the exchange. U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution are particularly advised to consult their own tax advisors regarding the requirements, mechanics and desirability of such a waiver.

An exchange of Shares for cash will be a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the then outstanding Shares owned (actually or constructively) by such U.S. Holder in us immediately after the exchange (treating all Shares purchased by us pursuant to the Offer as not outstanding) is less than 80% of the percentage of the Shares owned (actually or constructively) by such U.S. Holder in us immediately before the exchange (treating all Shares purchased by us pursuant to the Offer as outstanding). U.S. Holders should consult their own tax advisors concerning the application of the “substantially disproportionate” test to their particular circumstances.

If an exchange of Shares for cash fails to satisfy the “complete termination” test and the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published guidance that even a small reduction in the proportionate interest of a small minority shareholder in a publicly and widely held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If any of the above three Section 302 Tests is satisfied, and the sale of the Shares is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received by the U.S. Holder and such holder’s adjusted basis in the Shares sold pursuant to the Offer. Generally, a U.S. Holder’s adjusted basis in the Shares will be equal to the cost of the Shares to the U.S. Holder, reduced (but not below zero) by any previous returns of capital. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Certain individual and other non-corporate U.S. Holders are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain. A U.S.

Holder’s ability to deduct capital losses may be limited. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) we purchase from the U.S. Holder under the Offer.

If a U.S. Holder is not treated under the Section 302 Tests as recognizing gain or loss on an exchange of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a distribution by us with respect to the U.S. Holder’s Shares in an amount equal to the cash received by such holder pursuant to the Offer. The distribution will be treated as ordinary dividend income to the extent of such shareholder’s ratable share of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Provided certain holding period requirements and other conditions are satisfied, certain individuals and non-corporate U.S. Holders may be eligible for preferential rates on dividend income. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (a) it may be eligible for a dividends received deduction (subject to applicable limitations) and (b) it will be subject to the “extraordinary dividend” provisions of Section 1059 of the Code. U.S. Holders should consult their tax advisors concerning the rules discussed in this paragraph in light of their particular circumstances.

To the extent that amounts received pursuant to the Offer exceed our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such U.S. Holder’s Shares, and any amounts in excess of the U.S. Holder’s adjusted basis will constitute capital gain from the sale or exchange of the Shares (as discussed above). Any remaining adjusted basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder.

Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of these Shares may be purchased by us. Thus, proration may affect whether the surrender of Shares by a U.S. Holder pursuant to the Offer will meet any of the Section 302 Tests and therefore whether such purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes.

Non-U.S. Holders.

Gain realized by a Non-U.S. Holder on a sale of Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a sale or exchange pursuant to the Section 302 Tests described above under “U.S. Federal Income Tax Consequences—U.S. Holders” unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder) or (ii) in the case of gain realized by a Non-U.S. Holder who is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met. A Non-U.S. Holder whose gain is described in clause (i) above generally will be subject to U.S. federal income tax on such gain in the manner as if it were a U.S. Holder, as described above under “U.S. Federal Income Tax Consequences—U.S. Holders.” In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or lower rate specified in an applicable income tax treaty, on gain from the sale of Shares pursuant to the Offer that is effectively connected with the conduct of a trade or business within the United States. An individual described in clause (ii) above will be taxed on his or her gains at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of such Non-U.S. Holder provided that such Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

If the Non-U.S. Holder does not satisfy any of the Section 302 Tests described above, the full amount received by the Non-U.S. Holder with respect to the sale of Shares to us pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s Shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale of Shares will be determined in the manner described above under “U.S. Federal Income Tax Consequences—U.S. Holders.” Except as described below, to the extent that amounts received by a Non-U.S. Holder are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable income tax treaty. To obtain a reduced rate of withholding under an income tax treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, certifying under penalties of perjury that the Non-U.S. Holder is a non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.

Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States are not subject to U.S. federal withholding tax but instead, unless an applicable tax treaty provides otherwise, generally are subject to U.S. federal income tax in the manner applicable to U.S. Holders, as described above under “U.S. Federal Income Tax Consequences—U.S. Holders.” To claim exemption from U.S. federal withholding tax with respect to dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States, the Non-U.S. Holder must comply with applicable certification and disclosure requirements by providing a properly executed IRS Form W-8ECI certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and includible in that holder’s gross income. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty, on dividends effectively connected with the conduct of a trade or business within the United States, subject to certain adjustments.

The Depositary (or other applicable withholding agent) will generally withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder or his or her agent unless the Depositary (or other applicable withholding agent) determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. The Depositary (or other applicable withholding agent) will determine a holder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g. IRS Forms W-8BEN, W-8BEN-E or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Holder may be eligible to obtain a refund or credit of all or a portion of any U.S. federal income tax withheld if such Non-U.S. Holder meets one of the Section 302 Tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due, in either case, provided that an appropriate claim is timely filed with the IRS. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

U.S. Federal Income Tax Backup Withholding and FATCA Withholding Taxes.

See Section 3 with respect to the application of U.S. federal income tax backup withholding to payments to both U.S. and Non-U.S. Holders and FATCA withholding to payments to Non-U.S. Holders pursuant to the Offer.

14.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by Virtus of Shares under the Offer will reduce our “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets). This reduction in our public float may result in lower stock prices and/or reduced liquidity in the trading market for the Shares following completion of the Offer. In addition, the Offer may reduce the number of Virtus shareholders. As of May 6, 2016, the last full trading day before we announced our intention to make the Offer, we had 8,263,443 issued and outstanding Shares. Shareholders may be able to sell non-tendered Shares in the future, on the NASDAQ or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.

We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for such Shares. Based upon published guidelines of the NASDAQ, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from the NASDAQ.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

15.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension.

We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for, or, subject to applicable law, to postpone payment for Shares, upon the occurrence of an event that results in any of the conditions specified in Section 7 being triggered by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e–4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e–4(d)(2) and 13e–4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

(1)         we increase or decrease the price to be paid for Shares or increase or decrease the aggregate purchase price of Shares sought in the offer (and thereby increase or decrease the number of Shares being sought in the Offer) and, in the event of an increase in the aggregate purchase price of Shares purchased in the Offer, the increase exceeds 2% of the Shares outstanding, and

(2)         the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, then in each case the Offer will be extended until the expiration of the period of at least ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

16.	Fees and Expenses.

We have retained Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as the Dealer Manager in connection with the Offer, which will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify each of them against liabilities in connection with the Offer, including liabilities under the federal securities laws.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and its respective affiliates have provided, and may in the future provide, various investment banking and other services to us for which future services we would expect they would receive customary compensation from us. The Dealer Manager may from time to time hold Shares in its proprietary accounts, and, to the extent it owns Shares in these accounts at the time of the Offer, the Dealer Manager may tender the Shares pursuant to the Offer to the extent permitted by applicable law.

We have retained D.F. King & Co., Inc. to act as Information Agent in connection with the Offer. As Information Agent, D.F. King & Co., Inc. may contact holders of Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee shareholders to forward materials relating to the Offer to beneficial owners. D.F. King & Co., Inc., in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

We have retained Broadridge Corporate Issuer Solutions, Inc. to act as Depositary in connection with the Offer. Broadridge Corporate Issuer Solutions, Inc., in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult the brokers, banks and other nominee shareholders to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of Virtus, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Shares in the Offer, except as otherwise described in Section 5.

17.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction within the United States where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction within the United States. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Rule 13e–4 promulgated under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning Virtus.

Our Board of Directors has previously authorized the purchase of up to 2.7 million Shares, of which 1,309,652 Shares remained available as of May 6, 2016 (excluding Shares to be purchased in the Offer). Accordingly, following the Offer, we may effect additional repurchases of the Shares from time to time. However, Rule 13e–4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Date. Accordingly, any additional purchases outside the Offer may not be consummated until at least ten business days have elapsed after the Expiration Date.

We have not authorized anyone to provide you with information or make any representation on behalf of us or in connection with the Offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, you should not rely on that information or representation as having been authorized by us or the Dealer Manager.

Virtus Investment Partners, Inc.

May 10, 2016

The Letter of Transmittal, book-entry confirmation of Shares and any other required documents should be sent or delivered by each shareholder of Virtus Investment Partners, Inc. or his/her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

The Depositary for the Offer is:

Broadridge Corporate Issuer Solutions, Inc.

By First Class, Registered or Certified Mail:	By Express or Overnight Delivery:

Broadridge, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0693	Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

You may obtain information regarding the Offer

from the Information Agent as follows:

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll Free: (800) 884-5882

Email: vrts@dfking.com

The Dealer Manager for the Offer is:

BofA Merrill Lynch

Bank of America Tower

One Bryant Park

New York, New York 10036

(888) 803-9655 (toll-free)